Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164767, 333-175386 and 333-184895 on Form S-3ASR, and in Registration Statement Nos. 33-61093, 333-76140, 333-132738, 333-161888 and 333-166298 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our reports dated December 21, 2012, relating to the consolidated financial statements of Piedmont Natural Gas Company, Inc. and subsidiaries, and the effectiveness of Piedmont Natural Gas Company, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. and subsidiaries for the year ended October 31, 2012.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
December 21, 2012